CONTACTS:	Susan Hubbard, Investors (650) 522-5715
Amy Flood, Media (650) 522-5643

For Immediate Release

GILEAD SCIENCES’ BOARD MEMBER
ESTABLISHES RULE 10B5-1 STOCK TRADING PLAN

Foster City, CA, May 13, 2008 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced the establishment of a new stock trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 on May 13, 2008 by James M. Denny, Gilead’s lead independent director of the Board. The plan provides for the exercise and sale of certain options commencing with the first quarter of 2009 and during each of the quarters ending with the fourth quarter of 2009.

The transactions under the plan are disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Paul Berg, PhD, a member of Gilead’s Board of Directors, John C. Martin, PhD, Chairman, Board of Directors and Chief Executive Officer, John F. Milligan, PhD, President and Chief Operating Officer, Kevin Young, Executive Vice President, Commercial Operations, Gregg H. Alton, Senior Vice President and General Counsel, and Kristen M. Metza, Senior Vice President, Human Resources, maintain stock trading plans under Rule 10b5-1, and other officers and directors of the company may do so in the future.

Rule 10b5-1 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of non-public information. Such plans also allow insiders to diversify their holdings and to minimize the market effect of stock sales by spreading them out over time.

About Gilead
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).